                      FIRST AMENDMENT TO CREDIT AGREEMENT


     THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of March 1, 2004, by and between WESTCOAST HOSPITALITY CORPORATION, a Washington corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").


                                    RECITALS
                                    --------

     A. Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Credit Agreement between Borrower and Bank dated as of October 24, 2003, as amended from time to time ("Credit Agreement").

     B. By letter dated November 3, 2003, Bank and Borrower entered into a side letter with respect to certain provisions contained in Section 5.3 of the Credit Agreement (the "Side Letter"). Bank and Borrower wish to incorporate the provisions of the Side Letter into the Credit Agreement and to make certain other changes to the terms and conditions set forth in the Credit Agreement, and have agreed to amend the Credit Agreement to reflect said changes.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

     1. Section 4.9(c) is hereby deleted in its entirety, and the following substituted therefor:

               "(c) EBITDA Coverage Ratio. EBITDA divided by Debt Service not less than 1.50 to 1.00, determined at each fiscal quarter end for the four fiscal quarters then ended; provided, however, that EBITDA divided by Debt Service may be not less than 1.35 to 1.00 as of the end of any given fiscal quarter for the four fiscal quarters then ended if both of the following conditions have been met: (i) Borrower shall have had no greater than One Million Dollars ($1,000,000.00) outstanding in the aggregate under Line of Credit A and Line of Credit B at any time during the thirty (30) consecutive days immediately prior to the end of such fiscal quarter; and (ii) Borrower shall have an aggregate balance outstanding under Line of Credit A and Line of Credit B of no greater than One Million Dollars ($1,000,000.00) as of the last day of such fiscal quarter. As used herein, "Debt Service" shall be defined as total interest expense and dividends on preferred stock for the most recent four quarters ended, plus the current maturity of long-term debt ("CMLTD"), which shall be based on the CMLTD (including subordinated debt and capital leases) within the Balance Sheet dated 12-months prior to the most recent quarter ended, less that portion of balloon payments within CMLTD that exceeds normally scheduled payments. In the event of an acquisition, Debt Service shall include the Debt Service (as defined herein) of the acquired property."

     2. Subparagraph (vi) at the end of Section 5.3 is hereby deleted in its entirety, and the following substituted therefor:

          "(vi) the subordinated debt securities and corresponding preferred securities may not be redeemed for a period of five years from the date of issuance other than as a result of: (A) a tax event; or (B) a special event, with "special event" deemed to be a repurchase or redemption only in the following circumstances, so long as any debt related to such redemption or repurchase remains in all respects subordinate to the debt of Borrower to Bank: (I) a required redemption or repurchase in connection with a change of control of such WestCoast Entity or its successor; or (II) a required redemption of thirty-five percent (35%) of such outstanding securities triggered by a common stock offering made by such WestCoast Entity or its successor within three years of the closing of the Preferred Trust Offering which generates gross proceeds of $50,000,000 or more."

     3. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

     4. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement as amended hereby, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

WESTCOAST HOSPITALITY,                     WELLS FARGO BANK,
 CORPORATION                                  NATIONAL ASSOCIATION


By:  /s/ Peter Hausback                      By:  /s/ Bruce Zavalney
    --------------------------                    -------------------------
     Peter Hausback                               Bruce Zavalney
     Chief Financial Officer                      Senior Relationship Manager



                                      -2-